THE CONFIDENTIAL PORTIONS OF THIS EXHIBIT, WHICH HAVE BEEN REMOVED AND REPLACED WITH AN "XX", HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 406 PROMULGATED UNDER THE SECURITIES ACT OF 1933.

RESEARCH & DEVELOPMENT SERVICES AGREEMENT

DPT LABORATORIES, LTD.

AND

TRANS-PHARMA CORPORATION

This Research & Development Services Agreement (the "Agreement") is made as of this 11th day of October 2007 (the "Effective Date") by and between 'Trans-Pharma Corporation, with its principal place of business at 4225 Executive Square, Suite 460, La Jolla, CA 92037 (hereinafter referred to as "COMPANY") and DPT Laboratories, Ltd., Texas Limited Partnership, with its principal place of business at 307 E. Josephine, San Antonio, Texas 78215, (hereinafter referred to as “DPT”).

RECITALS

WHEREAS, DPT provides certain contract research and development, manufacturing, and packaging services; and

WHEREAS, COMPANY desires to engage DPT to provide certain research and development, manufacturing, and packaging services, as more specifically set forth in Schedule A attached hereto and the Project Protocols attached or to be attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter expressed, the parties agree as follows:

1.	SERVICES

1.1	Project Protocol

COMPANY has requested and DPT has agreed to provide certain research and development services in connection with the Company’s product or products more particularly described on Schedule A attached hereto (the "Product") all as more particularly described in the "Project Protocol(s)" referenced below. To the extent that DPT agrees to perform any services hereunder for COMPANY, DPT shall only be obligated m use reasonable good faith efforts to accomplish the desired results as outlined in a mutually agreed upon Project Protocol. Nothing herein shall obligate DPT to achieve any specific results and DPT makes no warranties or representations that it will be able to achieve the desired results.

1.2	Research Projects

From time to time, COMPANY may request, in writing, that DPT evaluate, develop, manufacture, test and/or provide price quotations for certain new items which may become Products on behalf of COMPANY. Upon receipt of such a request, DPT shall determine, at its sole discretion, whether it desires to perform such services for COMPANY. If DPT elects to perform such services, DPT shall so notify COMPANY within thirty (30) days of its receipt of Company’s request. To the extent that DPT agrees to perform any services hereunder for COMPANY, DPT shall only be obligated to act in good faith and to use reasonable efforts to accomplish the desired results as outlined in a mutually agreed upon Project Protocol. Nothing herein shall obligate DPT to achieve any specific results and DPI' makes no warranties or representations that it will be able to achieve the desired results.

2.	COSTS

2.1	Development Costs

DPT has submitted to COMPANY a written development proposal in the form of a Project Protocol identifying DPT's best estimate of the development costs. XX. If this estimate is acceptable to COMPANY and COMPANY so notifies DPT by approving the Project Protocol in writing, DPT may begin work as outlined in the Protocol. It is understood between both parties that, during any development project, unforeseen events may occur, including, but not limited to, termination of any further activity due to unacceptable results, significant reevaluation due to marginal results, etc. DPT will promptly notify COMPANY of any such unforeseen events before proceeding at which time either COMPANY or DPT may terminate the project or mutually agree to amend or completely revise the Project Protocol. Both parties agree that changes, including related costs, to the Project Protocol will be completely described in a written Protocol amendment, and that the approval of each amendment by both parties is required before they are accepted. In the case where the project is terminated or revised, COMPANY will be obligated to pay for all of the work performed by DPT up to that point.

2.2	Raw Material Costs

Raw material costs will be in accordance with the Project Protocol will be billed to COMPANY as set forth in the Project Protocol.

3.	INVOICING & PAYMENT

3.1	Payment

The foregoing development costs shall be paid to DPT in accordance with DPT's standard invoicing procedures regardless of whether DPT is able to accomplish the results that COMPANY requested. All invoices shall be paid by COMPANY within thirty (30) days of Company’s receipt of such invoice. A late fee of one and one-half percent (1.5%) of total invoice can be added each month for late payments. DPT, at its sole discretion, has the right to discontinue Company’s credit on future orders and to put a hold on any production or shipment of Product if Company’s account is not current. Such hold on production or shipment shall not constitute a breach of this Agreement by DPT. In the event credit is discontinued, a one hundred percent (100%) deposit paid by COMPANY to DPT may be required prior to DPT providing services under Project Protocols.

3.2	Collateral Security

As collateral security for Company’s payment obligations contained in this Agreement, COMPANY grants to DPT a security interest in all raw materials, inventory, work-in-progress, and finished goods related to the Project Protocols and/or Research Projects referenced in this Agreement. Chapter 9 of the Texas Uniform Commercial Code shall govern the rights and obligations of the parties relative to the security interests granted herein.

4.	COMPONENTS

In consideration of its expertise in the design and manufacture of the Product, and its familiarity with the component materials best suited to the manufacture of the Product, DPT shall be responsible for the acquisition of selected components of the Product, subject to their availability. All raw materials delivered to DPT and invoiced to COMPANY in accordance with Paragraph 3 of this Agreement are the sole and exclusive property of COMPANY. DPT agrees to handle and store Company’s materials in accordance with applicable laws and regulations and at conditions prescribed by the manufacturer in order to maintain their quality and suitability for use.

5.	OBSOLETE INVENTORY

Any COMPANY-specific inventory including, but not limited to, raw materials, bulk Research Product, waste by-products, testing supplies, stability samples, work-in-process, and finished goods rendered obsolete at the conclusion, revision or termination of the development project shall be shipped to COMPANY, freight collect, for destruction by the COMPANY. COMPANY shall bear one hundred percent (100%) of all destruction costs related to said obsolete inventory. The destruction shall be in accordance with all applicable laws and regulations and COMPANY shall indemnify DPT for any liability, costs or expenses, including attorney's fees and court costs, relating to Company’s failure to dispose of such inventory in accordance with such laws and regulations. COMPANY shall also provide DPT with all manifests and other applicable evidence of proper destruction as may be requested by DPT or required by applicable law.

6.	COMPLIANCE

6.1	Company’s Responsibility

Company will provide DPT with a fully developed formula, process and specifications for the Product and its manufacture (collectively, the "Specifications"). Company is, and shall remain, the sole and exclusive owner of the Specifications. COMPANY shall bear sole responsibility for the validity of all test methods and appropriateness of all Specifications. In addition, COMPANY shall bear sole responsibility for all regulatory approvals, filings, and registrations and adequacy of all validation, stability, and preservative efficacy studies. XX, COMPANY shall provide to DPT the applicable Material Safety Data Sheet" ("MSDS") containing written or printed material concerning a hazardous chemical which is prepared in accordance with the regulations promulgated by the Occupational Safety & Health Administration, or any successor entity thereto, for finished products and all components necessary for the manufacture of Products. Any components or Products requiring disposal shall be presumed hazardous unless otherwise provided in the MSDS information provided. COMPANY shall also be responsible for any necessary or desired GMP audits of those component suppliers designated by COMPANY, including audit of the active pharmaceutical ingredient supplier.

6.2	DPT's Responsibility

DPT shall use its commercially reasonable efforts in good faith to perform each of the services set forth in each Project Protocol for the purpose of delivering the deliverables set forth in each Project Protocol. DPT will manufacture the Product in accordance with current Good Manufacturing Practices of the FDA and other applicable rules and regulations of the FDA. DPT shall maintain all original documents involving the manufacture and control for the Product including its raw materials, drug substance, and package components, including but not limited to inventory records, testing procedures and specifications, master and lot manufacturing instructions, data from testing and inspections, and original records of experimental work performed to establish capability to manufacture and test the Product. DPT shall store these original documents in a safe and organized manner so that they may be provided upon request to COMPANY or to the FDA, DEA or other Federal or State agency within twenty-four (24) hours of their request. In the event that COMPANY elects not to pursue marketing, sale, license, or transfer of the Product, DPT shall surrender all original documents to COMPANY within ten (10) business days of receipt of a written request for such.

6.3	Compliance Audit

COMPANY shall have the right, with DPT's prior notification, to annually conduct a compliance audit of DPT's facilities pertaining to the manufacturing, laboratory, packaging, storage, testing, shipping or receiving of the Product or its components. The aforementioned condition is not limiting to the presence of COMPANY representatives at DPT for the purpose of transferring technology or monitoring any of the activities in the Project Protocol.

6.4	Limited Warranty

In the event of a batch failure due to the gross negligence of DPT, DPT will replace such batch with a batch that conforms to Specifications or shall refund to the Company any sums actually paid therefore.

7.	COMMERCIAL MANUFACTURE & SUPPLY

7.1	Exclusive Manufacture

It is the expectation of the parties that DPT will become the primary manufacturer of the Product. As such, the parties agree to negotiate in good faith for the purpose of entering into a full Manufacturing and Supply Agreement for the commercial production of the Product listed in Schedule A. The price which COMPANY (or its assigns) shall pay to DPT for such Product shall be based upon the Manufacturing Fee estimate provided in good faith by DPT subject to revision for final packaging configuration between DPT and COMPANY, plus raw material costs incurred by DPT for the Product. Within sixty (60) days of the development of a finished product prototype according to the Project Protocol (which shall include final primary container selection filled with Product), DPT will provide a revised estimate of the fee for manufacturing commercial quantities of product (the "Manufacturing Fee") with written support to substantiate any proposed revisions.

8.	CONFIDENTIALITY

The Confidentiality Agreement between DPT and COMPANY dated June I, 2004 is hereby incorporated in its entirety by this reference, and shall remain in effect until the later of 0) expiration according to its terms, or (ii) five years following expiration or termination of any Manufacturing and Supply Agreement entered into between DPT and COMPANY. COMPANY acknowledges that as a contract manufacturing organization, DPT's business involves the application of its expertise, technology and know-how to numerous pharmaceutical and other products and that DPT retains the right (subject to its obligations under the applicable confidentiality provision or agreement) to apply such expertise, technology and know-how to a variety of products or services.

9.	PROPERTY RIGHTS

With respect to property and proprietary rights, the parties agree to the following: (i) during the term of this Agreement, DPT shall adapt its knowledge, information and know-how ("know-how") in an attempt to satisfy the needs of the COMPANY in accordance with the scope of work agreed to by both parties; (ii) DPT does hereby grant to COMPANY a non-exclusive, perpetual, paid-up, royalty free, irrevocable license (including the right to sub-licenses) to such know-how or other intellectual property rights arising from the work to be performed pursuant to any applicable Project Protocol, but solely for the use, manufacture and/or commercialization of the COMPANY Product; and (iii) DPT retains the right to utilize such know-how or other intellectual property rights in the normal course of business.

10.	DISCLAIMER

EXCEPT AS SPECIFICALLY PROVIDED HEREIN, DPT AND COMPANY MAKE NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO PRODUCT, LABELING OR PACKAGING. ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, TIIE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY DISCLAIMED. DPT AND COMPANY AGREE THAT IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES RESULTING FROM BREACH OF THIS AGREEMENT.

11.	FORCE MAJEURE

Each of the parties hereto shall be excused from the performance of its obligations hereunder in the event performance of this Agreement is prevented by force majeure and such excuse shall continue as long as the condition constituting such force majeure continues, plus thirty (30) days after the termination of such condition. For purposes of this Agreement, force majeure is defined as follows:

Causes beyond the control of COMPANY or DPT, which are not attributable to any legal violation, breach or default by either party, including acts of God, acts, regulations, or laws of any government, civil commotion, strikes, shortages of raw materials, unavailability of necessary equipment, substantial damage to or destruction of production facilities or material by fire, earthquake or storm, epidemics and failure of public utilities or common carriers.

12.	INDEMNIFICATION

12.1	Indemnification by DPT

DPT agrees to indemnify COMPANY, its employees, officers, directors and representatives for any third party claims arising out of DPT's failure to comply with its obligations under the Project Protocol which are within its control, and provided such claim does not exceed the amount of insurance coverage required under Section 12.2.

12.2	Insurance by DPT

In furtherance of the indemnification provision contained in Section 12.1, during the term of this Agreement, DPT shall maintain in full force and effect Products Liability Insurance coverage in the minimum amounts of XX per occurrence with an annual aggregate amount of XX.

12.3	Indemnification by COMPANY

COMPANY agrees to indemnify DPT, its employees, officers, directors and representatives for any direct or indirect, first or third party claim, loss or damage (including reasonable attorney's fees paid or incurred by any of them) arising out of any ownership, testing, use, application, consumption, distribution, or sale of the Product. COMPANY hereby represents and warrants to DPT that all COMPANY designated formulas, components and artwork related to the Product do not violate or infringe any patent, copyright or trademark laws, and agrees to indemnify DPT, its employees, officers, directors and representatives for any claim, loss or damage including reasonable attorney's fees paid or incurred by any of them in connection therewith.

12.4	Insurance by COMPANY

In furtherance of the indemnification provision contained in Section 12.7., upon the execution of this Agreement, COMPANY shall procure and maintain a policy of Commercial General Liability insurance listing DPT as an additional insured in the minimum amount of XX per occurrence with an annual aggregate amount of XX. Furthermore, at such time as any clinical trial related to the Product is initiated and for a period of XX following any expiration or termination of this Agreement, COMPANY shall maintain in full force and effect: (i) Products Liability Insurance including Contractual Liability and ) Clinical Trials coverage (which includes coverage for Bodily Injury or Property Damage claims arising out of the conduct of clinical trials. Insurance coverage for subsection (i), shall list DPT as an additional insured and be in the minimum amounts of XX per occurrence with an annual aggregate amount of XX, or such lesser amount as the parties hereto agree to in writing. Such evidence of insurance coverage can be in the form of the original policy or Certificate of Insurance which shall provide that the insurer has assumed the liability as provided for herein.

13.	BREACH & CURE

This Agreement shall become effective on the Effective Date and shall continue in effect until completion of the services contemplated by each outstanding Project Protocol. If either party defaults or breaches any of the material provisions of this Agreement, the other party may terminate this agreement upon thirty (30) days prior written notice to the defaulting party; provided that if such default or breach is cured within that thirty (30) day period, the Agreement shall continue in full force and effect.

14.	ASSIGNMENT

This Agreement shall be binding upon and inure to the benefit of the successors or permitted assigns of each of the parties and may not be assigned or transferred by either party without the prior written consent of the other, except that DPT's consent will not be required for an assignment to any third party acquiring rights in the Product. In addition, the consent of the other party hereto shall not be required with regard to an assignment in connection with the transfer of substantially all the assets of either of the parties hereto. Any assignments, including but not limited to, sale, transfer, or license of brand or Products, shall not release the original party hereto from their duties and obligations under this Agreement.

15.	NOTICE

Any notice required hereunder shall be effective upon receipt and may be served by either party on the other by personal delivery, or by sending same, post prepaid, by registered or by certified mail to the address first set forth above.

16.	INDEPENDENT CONTRACTOR

The relationship created by this Agreement shall be strictly that of an owner and independent contractor. Neither party is hereby constituted an agent or legal representative of the other party for any purpose whatsoever, and neither party is granted any right or authority hereunder to assume or create any obligation, express or implied, or to make any representation, warranties or guarantees, except as are expressly granted or made in this Agreement.

17.	GOVERNING LAW AND DISPUTE RESOLUTION

17.1	Governing Law

The validity, interpretation and effect of this Agreement shall be governed by and construed under the laws of the State of Texas, U.S.A.

17.2	Mediation

THE PARTIES AGREE TO ATTEMPT TO SETTLE ANY DISPUTES THAT ARISE IN CONNECTION WITH THIS AGREEMENT THROUGH GOOD FAITH NON-BINDING MEDIATION EFFORTS. THE PARTIES AGREE THAT ANY DISPUTE THAT ARISES IN CONNECTION WITH THIS AGREEMENT WHICH IS NOT SETTLED THROUGH GOOD FAITH MEDIATION EFFORTS AND WHICH DOES NOT INVOLVE A CLAIM FOR EQUITABLE RELIEF SIIALL BE SETTLED BY ARBITRATION ACCORDING TO THE PROVISIONS OF PARAGRAPH 17.3 BELOW.

17.3	Arbitration

(i)
ANY DISPUTE, CLAIM OR CONTROVERSY ARISING FROM OR RELATED IN ANY WAY TO THIS AGREEMENT OR THE INTERPRETATION, APPLICATION, BREACH, TERMINATION OR VALIDITY THEREOF, INCLUDING ANY CLAIM OF INDUCEMENT OF THIS AGREEMENT BY FRAUD OR OTHERWISE, NOT RESOLVED BY GOOD FAITH MEDIATION EFFORTS WILL BE SUBMITTED FOR RESOLUTION TO ARBITRATION PURSUANT TO THE COMMERCIAL ARBITRATION RULES THEN PERTAINING OF THE CENTER FOR PUBLIC RESOURCES ("CPR"), EXCEPT WHERE THOSE RULES CONFLICT WITH THESE PROVISIONS, IN WHICH CASE THESE PROVISIONS CONTROL. SUCH ARBITRATION SHALL BE HELD IN (I) COMPANY'S HOME COUNTY, IF THE DEMAND FOR ARBITRATION IS INITIATED BY DPT OR (II) BEXAR COUNTY, TEXAS, IF THE DEMAND FOR ARBITRATION IS INITIATED BY COMPANY.

(ii)
A single arbitrator shall be chosen from the CPR Panels of Distinguished Neutrals and shall be a lawyer specializing in business litigation with at least 15 years experience with a law firm of over 25 lawyers or was a judge of a court of general jurisdiction.

(iii)
The parties agree to cooperate (I) to obtain selection of the arbitrator within 30 days of initiation of the arbitration, (2) to meet with the arbitrator within 30 days of selection and (3) to agree at that meeting or before upon procedures for discovery and as to the conduct of the hearing which will result in the hearing being concluded within no more than 9 months after selection of the arbitrator and in the award being rendered within 60 days of the conclusion of the hearings, or of any post-hearing briefing, which briefing will be completed by both sides within 20 days after the conclusion of the hearings. In the event no such agreement is reached, the CPR will select the arbitrator, allowing appropriate strikes for reasons of conflict or other cause and three peremptory challenges for each side. The arbitrator shall seta date for the hearing, commit to the rendering of the award within 60 days of the conclusion of the evidence at the hearing, or of any post-hearing briefing (which briefing will be completed by both sides in no more than 20 days after the conclusion of the hearings), and provide for discovery according to these time limits, giving recognition to the understanding of the parties hereto that they contemplate reasonable discovery, including document demands and depositions, but that such discovery be limited so that the time limits specified herein may be met without undue difficulty. In no event will the arbitrator allow either side to obtain more than a total of 40 hours of deposition testimony from all witnesses, including both fact and expert witnesses. In the event multiple hearing days are required, they will be scheduled consecutively to the greatest extent possible.

(iv)
The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefor stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party.

(v)	To the extent possible, the arbitration hearings and award will be maintained in confidence.

(vi)	Any court of competent jurisdiction may enter judgment upon any award.

(vii)
Each party has the right before or during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc. to avoid irreparable harm, maintain the status quo, or preserve the subject matter of the arbitration.

(viii)	EACH PARTY HERETO WAIVES ITS RIGHT TO TRIAL OF ANY ISSUE BY JURY.

(ix)
The decision of the arbitrator shall be final and binding upon all parties and their respective successors and assigns. The costs of mediation and/or arbitration, including reasonable attorney's fees, shall be borne by the losing party, as allocated by the arbitration award.

18.	SURVIVABILITY

In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance, or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective to the extent of such violation without invalidating any other provision hereof

19.	ENTIRE AGREEMENT

The parties hereto acknowledge that this document and each Exhibit attached hereto and each Project Protocol arising hereunder sets forth the entire agreement and understanding of the parties and except as set out herein, supersedes all prior written or oral agreements or understandings with respect to the subject matter hereof, and shall supersede any conflicting portions of DPT's quotation and acknowledgment forms and Company’s Purchase Order and other written forms. No modification of any of the terms of this Agreement, or any amendments thereto, shall be deemed to be valid unless in writing and signed by the party against whom enforcement is sought. No course of dealing or usage of trade shall be used to modify the terms and conditions herein.

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be executed by their duly authorized officers as of the date first above written.

TRANS-PHARMA CORPORATION		DPT LABORATORIES, LTD.

By:	/s/ Juliet Singh, Ph.D.	By:	/s/ Marc Iacobucci
	Name: Juliet Singh, Ph.d		Name: Marc Iacobucci
	Title: Chief Executive Officer		Title: Vice President - Marketing and Project Management